Exhibit 10.1

SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS WITH MERIX

CORPORATION EXECUTIVE OFFICERS

Merix’ executive officers each receive an annual salary, which they may defer into a nonqualified deferred compensation plan. The executive officers are also eligible for a cash incentive under the Merix’ Executive Incentive Plan (“EIP”) and for equity incentives under our 2006 Equity Incentive Plan. Awards under the EIP are determined as a percentage of base salary. In addition, Merix executives may receive cash bonuses on hiring and at other times at the discretion of Merix Human Resources and Compensation Committee. Merix has entered into written severance agreements with its named executive officers pursuant to which they will receive severance benefits in the event their employment terminates other than for cause or as a result of death or disability and additional severance benefits in the event their employment terminates within 24 months following a change in control of Merix. Merix’ executives participate in Merix’ 401(k) plan and other employee benefits plans on the same basis as other employees. Merix makes annual matching contributions to Merix’ 401(k) Plan and pays Group Term Life Insurance premiums for each of its executive officers on the same basis as for all regular employees of Merix who satisfy minimum eligibility requirements. In addition, Merix’ executive officers are eligible to participate in Merix’ health and welfare and other employee benefit plans that are available on the same basis to all regular employees of Merix who satisfy minimum eligibility requirements.

Key elements of executive compensation for fiscal year ended May 26, 2007 are:

Name and Title	Fiscal 2007 Salary[1]	Fiscal 2007 EIP Maximum Cash Incentive	Fiscal 2007 Target Bonus Allocation
			Net Income	Asian Operations EBITDA	Successful Implementation of ERP System	Revenue	Free Cash Flow
Michael D. Burger President and Chief Executive Officer	$600,000	N/A	N/A	N/A	N/A	N/A	N/A

Mark R. Hollinger Former President and Chief Executive Officer	$370,000	100%	30%	25%	25%	10%	10%

William C. McCormick Interim President and Chief Executive Officer	$252,000	N/A	N/A	N/A	N/A	N/A	N/A

Thomas R. Ingham Executive Vice President, Global Sales and Marketing	$230,000	60%	18%	15%	15%	6%	6%

Kelly E. Lang Executive Vice President, Finance and Chief Financial Officer	$265,000	60%	18%	15%	15%	6%	6%

Linda V. Moore Executive Vice President of Global HR, General Counsel and Secretary	$235,000	N/A	N/A	N/A	N/A	N/A	N/A

Daniel T. Olson CEO, Merix Asia[2]	$280,000	70%	21%	7%	7%	17.5%	17.5%

Chris L. Remy Executive Vice President of Global Supply Chain & IT	$240,000	60%	18%	15%	15%	6%	6%

R. Steven Robinson Executive Vice President, Global Operations	$325,000	100%	30%	25%	25%	10%	10%

[1]

Amounts shown represent annual salary rates as in effect as of the end of fiscal 2007 and do not necessarily reflect amounts actually paid in fiscal 2007. The proxy statement for Merix’ 2007 Annual Meeting of Shareholders includes information about compensation paid in 2007 to Merix’ named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K.

[2]	Mr. Olson resigned effective June 30, 2007.